UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  October 13, 2017

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On October 13, 2017, General Moly, Inc. (the “Company”) and Amer International Group Co., Ltd. (“Amer”) closed the second of three investment tranches (the “Tranche 2 Closing”) under the Investment and Securities Purchase Agreement dated April 17, 2015, as amended by Amendment No. 1 dated November 2, 2015, Amendment No. 2 dated August 7, 2017, and Amendment No. 3 dated September 30, 2017 (the “Purchase Agreement”). In the Tranche 2 Closing, Amer invested $6 million in the Company in exchange for 14,634,146 shares of the Company’s common stock, at a price of $0.41 per share, which represents the volume weighted average price of the Company’s common stock for the 30-day period ending August 7, 2017 (the date Amendment No. 2 to the Purchase Agreement was executed).  The shares of common stock were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder.

As required by the Purchase Agreement, upon the Tranche 2 Closing, the Company is required to deposit $500,000 into a joint account (the “Joint Account”) established pursuant to the Expense Reimbursement Agreement dated November 24, 2015, between the Company and Amer.  The money in the Joint Account is intended to cover anticipated Mt. Hope financing costs and other jointly sourced business development opportunities.

On October 16, 2017, the Company issued a press release announcing the completion of the Tranche 2 Closing, a copy of which is attached hereto at Exhibit 99.1.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release of General Moly, Inc. dated October 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: October 16, 2017	By:	/s/ Amanda Corrion
Amanda Corrion
Principal Accounting Officer